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                                   Exhibit 11

                      THE NEWHALL LAND AND FARMING COMPANY

                        COMPUTATION OF EARNINGS PER UNIT
                        (in thousands, except per unit)



                                                              Years Ended December 31,
                                                    ------------------------------------------
                                                      1993             1992             1991
                                                    --------         --------         --------
Partnership Units

    Average number of units outstanding
      during the period                              36,757           36,760           36,755

    Net units issuable in connection with
      dilutive options based upon use
      of the treasury stock method                       33               36               76
                                                    -------          -------          -------
    Average number of primary units                  36,790           36,796           36,831
                                                    =======          =======          =======
Net income                                          $12,797          $17,211          $30,085
                                                    =======          =======          =======
Net income per partnership unit                        $.35             $.47             $.82
                                                    =======          =======          =======
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